As filed with the Securities and Exchange Commission, via EDGAR, on August 31, 2004

                                                  Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             Registration Statement
                                      under
                           The Securities Act of 1933

                            The Bon-Ton Stores, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Pennsylvania                                  23-2835229
 -------------------------------            ------------------------------------
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

           2801 East Market Street, York, Pennsylvania         17402
           -----------------------------------------------------------
            (Address of principal executive offices)        (Zip Code)

                            The Bon-Ton Stores, Inc.
                 Amended and Restated 2000 Stock Incentive Plan
                 ----------------------------------------------
                            (Full title of the plan)

                            Robert E. Stern, Esquire
                  Vice President, Secretary and General Counsel
                            The Bon-Ton Stores, Inc.
                             2801 East Market Street
                            York, Pennsylvania 17402
                  ---------------------------------------------
                     (Name and address of agent for service)

                                 (717) 751-3285
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                   Copies to:

                          John M. Coogan, Jr., Esquire
                     Wolf, Block, Schorr and Solis-Cohen LLP
                                1650 Arch Street
                             Philadelphia, PA 19103
                                 (215) 977-2000

                         CALCULATION OF REGISTRATION FEE

                                                Proposed           Proposed
    Title of                                     Maximum            Maximum          Amount of
Securities to be             Amount to be    Offering Price        Aggregate       Registration
   Registered                Registered(1)    Per Share(2)      Offering Price         Fee
----------------             -------------   --------------     --------------     ------------
Common Stock, $.01 par
value per share                1,500,000       $     13.29        $19,935,000       $  2,525.76

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2) Calculated pursuant to Rule 457(h) under the Securities Act based upon the average of the high and low prices of the Registrant's common stock on August 26, 2004 as quoted on the Nasdaq National Market.

                                     PART I

      A prospectus setting forth the information required by Part I of Form S-8 will be sent or given to participants in The Bon-Ton Stores, Inc. Amended and Restated 2000 Stock Incentive Plan as specified by Rule 428(b)(1)(i) under the Securities Act of 1933.

          RISK RELATING TO THE LACK OF A CONSENT OF ARTHUR ANDERSEN LLP

      We have not been able to obtain the written consent of Arthur Andersen LLP to our incorporation by reference in this registration statement of Arthur Andersen's report, dated March 6, 2002, on the consolidated financial statements of The Bon-Ton Stores, Inc. and its subsidiaries as of and for the year ended February 2, 2002, as required by Section 7 of the Securities Act of 1933. Because of our inability to obtain this consent from Arthur Andersen LLP, participants in The Bon-Ton Stores, Inc. Amended and Restated 2000 Stock Incentive Plan who acquire shares of our common stock covered by this registration statement will be unable to obtain any recovery against Arthur Andersen LLP pursuant to Section 11(a)(4) of the Securities Act of 1933 for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omission to state a material fact required to be stated in those financial statements.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The following documents filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 are incorporated into this Registration Statement by reference:

      (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, filed with the Securities and Exchange Commission on April 30, 2004.

      (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended May 1, 2004, filed with the Securities and Exchange Commission on June 14, 2004.

      (c) The Registrant's Current Reports on Form 8-K, filed with the Securities and Exchange Commission on March 18, 2004, April 22, 2004, May 27, 2004, June 4, 2004, July 22, 2004, August 27, 2004 and August 27, 2004.

      (d) The Registrant's Registration Statement on Form 8-B filed with the Securities and Exchange Commission on April 17, 1996.

      (e) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4. Description of Securities.

        Not Applicable.

Item 5. Interests of Named Experts and Counsel.

        The validity of the shares registered hereunder will be passed upon for the Registrant by Wolf, Block, Schorr and Solis-Cohen LLP, Philadelphia, Pennsylvania. Two partners of that firm, Henry F. Miller and David R. Glyn, are trustees of certain trusts for the benefit of the children of Tim Grumbacher, Chairman of the Board of Directors and Chief Executive Officer and the controlling shareholder of the Registrant. Such trusts own in the aggregate 88,404 shares of Common Stock and 545,237 shares of the Company's Class A Common Stock, $0.01 par value per share. Mr. Glyn is also a trustee of trusts for the benefit of Mr. Grumbacher's grandchildren which own in the aggregate 8,900 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

      Subchapter D (Sections 1741 through 1750) of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents (collectively "Representatives"), and related matters.

      Under Section 1741, subject to certain limitations, a corporation has the power to indemnify Representatives under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made a party by reason of his being a Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

      Section 1742 provides for indemnification with respect to derivative actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

      Section 1743 provides that indemnification against expenses is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Sections 1741 or 1742.

      Section 1744 provides that unless ordered by a court, any indemnification under Sections 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct, and such determination will be made (i) by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

      Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the BCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

      Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the BCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

      Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by him in his capacity as a Representative, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the BCL.

      Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the BCL to successor corporations resulting from consolidation, merger or division and to service as a Representative of a corporation or an employee benefit plan.

      Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Representative and shall inure to the benefit of the heirs and personal representatives of such Representative.

      Section 7-2 of the Registrant's Bylaws provides that the Registrant will indemnify any director or officer of the Registrant to the fullest extent permitted by Pennsylvania law against all expense, liability and loss reasonably incurred or suffered by such person in connection with any threatened, pending or completed action, suit or proceeding (a "Proceeding") involving such person by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request or for the benefit of the Registrant in any capacity for another corporation or other enterprise. No indemnification pursuant to Section 7-2 may be made, however, in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

      Section 7-2 further provides that the right to indemnification includes the right to have the expenses incurred by the indemnified person in defending any Proceeding paid by the Registrant in advance of the final disposition of the Proceeding to the fullest extent permitted by Pennsylvania law. In addition,
Section 7-2 provides that the Registrant may purchase and maintain insurance for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person under Pennsylvania or other law. The Registrant may also purchase and maintain insurance to insure its indemnification obligations, whether arising under the Bylaws or otherwise. In addition, Section 7-2 states that the Registrant may create a fund of any nature to secure in any manner its indemnification obligations, whether arising under the Bylaws or otherwise.

      Section 7-3 of the Registrant's Bylaws states that the provisions of the Bylaws relating to indemnification constitute a contract between the Registrant and each of its directors and officers which may be modified as to any director or officer only with that person's consent. Further, any repeal or amendment of the indemnification provisions of the Bylaws adverse to any director or officer shall apply only on a prospective basis. In addition, no repeal or amendment of the Bylaws may affect the indemnification provisions so as to reduce or limit indemnification in any manner unless adopted by (a) the unanimous vote of the directors of the Registrant then serving or (b) the affirmative vote of shareholders entitled to cast not less than a majority of the votes that all shareholders are entitled to cast in the election of directors, provided that no such amendment will have a retroactive effect inconsistent with the preceding sentence.

      Section 7-4 of the Registrant's Bylaws states that references in Section 7-2 and 7-3 to Pennsylvania law or any provision thereof shall be to such law in effect on the date such sections were adopted or as such law may thereafter be changed, provided that in the case of any change in law which expands the liability of directors or limits the rights to indemnification or the advancement of expenses, the rights to limited liability, indemnification and advancement of expenses shall continue to the extent provided by law and that if such change permits the Registrant, without further action by shareholders or directors, to limit further the liability of directors or officers or to provide broader rights of indemnification or advancement of expenses, then the liability shall be limited and the rights to indemnification and advancement of expenses shall be broadened to the extent permitted by law.

      The Registrant has purchased directors and officers liability insurance for its directors and officers.

Item 7. Exemption from Registration Claimed.

            Not Applicable.

Item 8. Exhibits.

            The following Exhibits are filed as part of this Registration
Statement:

            4 The Bon-Ton Stores, Inc. Amended and Restated 2000 Stock Incentive Plan

            5     Opinion of Wolf, Block, Schorr and Solis-Cohen LLP

            23.1  Consent of Arthur Andersen LLP*

            23.2  Consent of KPMG LLP

            23.3 Consent of Wolf, Block, Schorr and Solis-Cohen LLP (contained in Exhibit 5)

            24 Power of Attorney (included on signature pages of this Registration Statement)

            ----------

            * A consent from Arthur Andersen LLP has been omitted in reliance on Rule 437a under the Securities Act of 1933.

Item 9. Undertakings.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of York, State of Pennsylvania, on this 31st day of August, 2004.

                                 THE BON-TON STORES, INC.

                                 By: /s/ James H. Baireuther
                                     -------------------------------------------
                                     James H. Baireuther
                                     Vice Chairman, Chief Administrative Officer
                                     and Chief Financial Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Byron L. Bergren and James H. Baireuther, signing singly, the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including, without limitation, post-effective amendments to this Registration Statement), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with the Registrant indicated, on the dates indicated.

Signature                            Title                             Date
-----------------------      -----------------------------       ---------------
/s/ Tim Grumbacher
_______________________      Chairman of the Board of            August 31, 2004
Tim Grumbacher               Directors

/s/ Byron L. Bergren
_______________________      Director, President and             August 31, 2004
Byron L. Bergren             Chief Executive Officer
                             (Principal Executive Officer)

Signature                             Title                           Date
-----------------------              --------                    ---------------
/s/ Robert B. Bank
________________________             Director                    August 31, 2004
Robert B. Bank

/s/ Philip M. Browne
________________________             Director                    August 31, 2004
Philip M. Browne

/s/ Shirley A. Dawe
________________________             Director                    August 31, 2004
Shirley A. Dawe

/s/ Marsha M. Everton
________________________             Director                    August 31, 2004
Marsha M. Everton

/s/ Michael L. Gleim
________________________             Director                    August 31, 2004
Michael L. Gleim

/s/ Robert E. Salerno
________________________             Director                    August 31, 2004
Robert E. Salerno

/s/ Thomas W. Wolf
________________________             Director                    August 31, 2004
Thomas W. Wolf

Signature                            Title                             Date
-----------------------      -----------------------------       ---------------
/s/ James H. Baireuther
________________________     Vice Chairman, Chief                August 31, 2004
James H. Baireuther          Administrative Officer and
                             Chief Financial Officer
                             (Principal Financial Officer)

/s/ Keith E. Plowman
________________________     Senior Vice President-Finance       August 31, 2004
Keith E. Plowman             (Principal Accounting Officer)

                       REGISTRATION STATEMENT ON FORM S-8

                                  EXHIBIT INDEX

EXHIBIT NO.                             DOCUMENT
-----------                             --------
   4                 The Bon-Ton Stores, Inc. Amended and Restated 2000 Stock
                     Incentive Plan

   5                 Opinion of Wolf, Block, Schorr and Solis-Cohen LLP

   23.1              Consent of Arthur Andersen LLP*

   23.2              Consent of KPMG LLP

   23.3              Consent of Wolf, Block, Schorr and Solis-Cohen LLP
                     (contained in Exhibit 5)

   24 Power of Attorney (included on signature pages of this Registration Statement)

-------------

* A consent from Arthur Andersen LLP has been omitted in reliance on Rule 437a under the Securities Act of 1933.